UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 14, 2021 (April 8, 2021)
EOS ENERGY ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39291	84-4290188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3920 Park Avenue
Edison, New Jersey 08820
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (732) 225-8400
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	EOSE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock	EOSEW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 9, 2021, in connection with the execution by the Seller of the Purchase Agreement and as a condition to the closing of the Transactions (each, as defined below), Dr. Krishna Singh agreed to resign as a member of the board of directors of Eos Energy Enterprises, Inc. (the “Company”) effective as of such closing.

Item 8.01 Other Events.

On April 8, 2021 Eos Energy Storage, LLC (“EES LLC”), a wholly-owned subsidiary of the Company, and the Company entered into a unit purchase agreement (the “Purchase Agreement”) with Holtec Power, Inc. (the “Seller”), in accordance with the terms and conditions of which EES LLC will purchase from the Seller the entire 51% percent interest in HI-POWER , LLC (“HI-POWER”) that is not already owned by EES LLC. HI-POWER, which operates a manufacturing facility in Pittsburgh, Pennsylvania, was established in August 2019 as a joint venture between EES LLC and the Seller, which has exclusive manufacturing rights in North America. EES LLC’s initial ownership interest in HI-POWER was 49%, and following the consummation of the transactions set forth in the Purchase Agreement (the “Transactions”), HI-POWER will be a 100% indirect, wholly-owned subsidiary of the Company and the obligations of the parties under the HI-POWER joint venture shall terminate, other than certain obligations that by their terms survive termination.
The Purchase Agreement provides that EES LLC will pay an aggregate purchase price of $25 million dollars for the 51% interest in HI-POWER, pursuant to the following schedule: $5 million on each of May 31, 2021, 2022, May 31, 2023, May 31, 2024 and May 31, 2025 (subject to earlier required repayment of the first installment in certain circumstances). In lieu of a cash payment at the closing of the Transactions, such purchase price obligations are evidenced by a secured promissory note with first priority position, issued by EES LLC to the Seller, secured by the assets of EES LLC and guaranteed by the Company. The Purchase Agreement also requires that EES LLC pay to the Seller, on the closing of the Transactions, an amount in cash equal to approximately $10.2 million, which constitutes the return by EES LLC of certain contributions made by the Seller to HI-POWER.

The Purchase Agreement contains customary representations, warranties and covenants of EES LLC and the Seller. EES LLC, on the one hand, and the Seller, on the other hand, have agreed to indemnify each other and their respective officers, directors, managers, members, managing members, partners, shareholders, employees, agents, representatives, attorneys, insurers, heirs, successors and permitted assigns against certain losses resulting from breaches of their respective representations, warranties, covenants and other matters as set forth in the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, the Company will also grant the Seller certain “piggyback” registration rights with respect to certain shares of Common Stock held by them.

We closed the Transactions on April 9, 2021, and we entered into a transition services agreement and a sublease with the Seller.

The foregoing summary of the Purchase Agreement and the Transactions is not complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

We are filing the Purchase Agreement as an exhibit to this Current Report on Form 8-K in order to provide information regarding its terms. We do not intend the Purchase Agreement to provide any other factual information about the Company or its respective subsidiaries and affiliates. The representations, warranties, and covenants contained in the Purchase Agreement (i) were made solely for purposes of the Purchase Agreement and as of the date of the Purchase Agreement, (ii) were solely for the benefit of the parties to the Purchase Agreement, (iii) may be subject to qualifications and limitations agreed upon by the parties to the Purchase Agreement, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Purchase Agreement instead of establishing these matters as facts, and (iv) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to our shareholders. Our investors and shareholders should not rely on the representations, warranties, and covenants or any description thereof as characterizations of the Company’s actual state of facts or condition of the Company or its business. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Purchase Agreement and our public disclosures may or may not fully reflect subsequent information.

On April 14, 2021, the Company issued a press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K, announcing the Transactions.

Item 9.01 Financial Statement and Exhibits.
(d) Exhibits

Exhibit Number	Description of Document

10.1	Unit Purchase Agreement, dated April 8, 2021
10.2	10.2 Form of Transition Services Agreement (included in Exhibit 10.1)
99.1	Press release, dated April 14, 2021

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EOS ENERGY ENTERPRISES, INC.

Dated: April 14, 2021	By:	/s/ Sagar Kurada
		Name:	Sagar Kurada
		Title:	Chief Financial Officer